Exhibit 10.1

PROPERTY AGREEMENT

THIS AGREEMENT made as of the 28th day of March, 2005

BETWEEN:

GUSTAFSON HOLDINGS LTD., a body corporate under the laws of British Columbia, having its registered office at #2800 – 666 Burrard Street, Vancouver, B.C.

(“Gustafson”)

AND

ADVANCED MINERAL TECHNOLOGY CORPORATION, an Idaho corporation, located at Rt. 1, Box 1092, Fairfield, Idaho, 83327, USA.

(“Optionor”)

WHEREAS

A.
Gustafson is the recorded and beneficial holder of a 100% undivided interest in certain mining claims and other property situated at Tillicum Mountain, British Columbia, more particularly described in Schedule “A”,

B.	Optionor wishes to purchase the Property from Gustafson upon the terms hereinafter set out.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged), Gustafson and Optionor agree as follows:

1.           INTERPRETATION

1.1	Definitions

The following terms, wherever used in this Agreement, shall have the following meanings:

(a)	“Affiliate” shall have the meaning attributed to it in the Canada Business Corporations Act, R.S. C. 1985, c. C-44, as amended.

(b)	“Average Grade” means the average of the Daily Assays in the quarter;

(c)	“Commercial Mining Operations” means with respect to the Property, the mining and/or processing of at least one hundred tons of ore per day;

(d)	“Daily Assays” shall have the meaning attributed to it in paragraph 3.2;

(e)
“Minerals” shall mean the end products derived from operating the Property as a mine and that are economically saleable, and, without limiting the generality of the foregoing shall include gold, silver and the platinum group in whatever form they may occur.

(f)
“Mining Operations” means every kind of work done on or in respect of the Property or the product derived from the Property after the date of this Agreement by or under the direction of Optionor including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring materials, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of the works; in paying assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating, rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(g)
“Net Smelter Returns” means the gross amount paid by smelters or refiners to Optionor for the Minerals or metals in the ores extracted from the Property after deducting only the charges made for smelting, treating, assaying and refining the ores, Minerals and metals, it being understood that mill costs, mill sampling charges and inbound freight will not be deducted in computing Net Smelter Returns;

(h)	“Operational Date” means the date when Optionor begins Commercial Mining Operations on or under the Property;

(i)
“Permitted Encumbrances” means those encumbrances which are set out in Schedule “B” and such other encumbrances, encroachments, irregularities, or defects in the Gustafson’s title as Optionor may hereinafter accept in writing; and

(j)
“Property” means all of the mineral claims, mining leases, Crown granted undersurface rights, exploration rights, equipment, tailings, and buildings more particularly described in Schedule “A” and shall include any improved tenure granted over the mineral claims and any mineral tenures added under paragraph 3.7 hereof.

1.2	Headings

The headings of this Agreement and the schedules are solely for convenience of reference and do not affect the interpretation of it or define, limit or construe the contents of any provision of this Agreement.

1.3	Number and Gender

Words importing the singular number shall include the plural and vice versa, words importing the neuter gender shall include the masculine and feminine genders, and words importing persons shall include firms and corporations and vice versa.

1.4	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable herein.

1.5	Currency

All references to currency in this Agreement are references to Canadian currency.

2.           TITLE TO AND PURCHASE OF THE CLAIMS

2.1	Purchase of Claims

Based upon and relying upon the representations and warranties of Gustafson and Optionor hereinafter contained, Optionor herby agrees to purchase from Gustafson and Gustafson agrees to sell to Optionor all of Gustafson’s right, title and interest in and to the Property on the terms and conditions set out in this Agreement.

2.2           Gustafson’s Representations and Warranties

Gustafson represents and warrants to Optionor as follows:

(a)
it has good title to the Property and is the beneficial and recorded owner of a 100% interest in the Property free and clear of all encumbrances, except for Permitted Encumbrances and existing reclamation obligations in respect of exploration and other work carried out on the Property by third parties since March, 1996;

(b)
all of the mineral claims comprised in the Property have been validly and properly located, staked, tagged and recorded, and the Mining Lease comprised in the Property has been validly issued, in accordance with the provisions of the Mineral Tenure Act or its predecessor legislation;

(c)	all of the Crown granted mineral claims comprised in the Property have been validly and properly issued in accordance with the provisions of the Land Act or its predecessor legislation;

(d)	it is duly incorporated and in good standing as to the filing of annual returns under the laws of British Columbia and is qualified to carry on business under the laws of British Columbia;

(e)
it has the full and undisputed right to deal with the Property as provided for in this Agreement and neither the execution nor performance of this Agreement will constitute a default of any covenant or agreement under which it obtained its interest in the Property or to which such interest is encumbered or otherwise is subject;

(f)
the Property has not been dealt with in any way that might prevent Optionor from using the surface rights associated with Property or would materially interfere with Optionor’s access to or use, operation or ownership of the Property or would require Optionor to obtain the consent of any other person, firm, corporation or body as a condition of exercising the rights conferred on Optionor herein except for the requirements of Optionor to assume responsibility for decommissioning the access road to the Property;

(g)
Gustafson is not party to any other outstanding agreements or options to acquire any interest in the Property other than this Agreement with Optionor and, to the best of Gustafson’s knowledge, neither the Property nor the surface rights associated with the Property nor any land over which runs any private road which currently provides access to the Property, is subject to any adverse claim.

(h)	Gustafson has no legal or beneficial interest in any property adjacent to or within a five mile radius of the Property being conveyed herein except as s et out in Schedule “C”;

(i)
It has full power and authority to execute this Agreement and carry out its obligations hereunder and neither the execution nor performance of this Agreement will constitute a default of Gustafson’s constating documents and all corporate authorizations or consents required therefor have been obtained prior to closing;

(j)
There are no outstanding environmental clean-up or other work orders affecting the Property issued by any government agency having jurisdiction therein and, to the best of Gustafson’s knowledge, neither Gustafson nor anyone claiming through Gustafson has committed a breach of any environmental regulation in respect of the Property; and

(k)	Gustafson is not a non-resident for the purposes of s. 116 of the Income Tax Act R.S.C. 1952, c. 148, as amended.

2.3           OPTIONOR’S Representations and Warranties

OPTIONOR hereby represents and warrants to Gustafson as follows:

(a)	it is duly incorporated and in good standing as to the filing of annual returns under the laws of Idaho and is qualified to carry on business under the laws of British Columbia; and

(b)
it has full power and authority to execute this Agreement and carry out its obligations hereunder and neither the execution nor performance of this Agreement will constitute a default of Optionor’s constating documents and all corporate authorizations or consents required therefore have been obtained prior to closing.

2.4	Payment of Purchase Price

No later than the 15th day of July, 2005, Optionor shall pay the sum of $65,000 to Davis & Company, solicitors for Gustafson, to be held in trust for deliverance to Gustafson:

(a)
as to $25,000.00 upon recording of the conveyance to Optionor of all Gustafson’s right, title and interest in and to the Property and credited against the first Royalty payable, if any, under paragraph 3.1; and

(b)
as to $40,000 upon acknowledgment in writing by the Ministry of Energy and Mines that the reclamation security of $40,000 in respect of the Property is being held for the benefit of Optionor subject to reclamation obligations in respect of the Property.

Davis & Company shall not release the $25,000 of the $65,000 being held by it for 14 days from the date of this Agreement or until such earlier time as Optionor advises Davis & Company that it has completed the search of title to the Property to its satisfaction and the conveyance of the Property other than the Mining Lease has been duly recorded in its name.  Notwithstanding the foregoing, Optionor at its discretion may require Gustafson to cure any specified defects in the title, including the discharge of any liens, charges or encumbrance registered against the Mining Lease.  But if at the end of 60 days from the date of this Agreement, Gustafson is unable to convey good title to the Property free and clear of all encumbrances, save Permitted Encumbrances and existing reclamation obligations or is in material breach of any representation or warranty made under paragraph 2.2 that Optionor has not waived in writing, Davis & Company shall return $25,000 to Optionor upon 7 days written demand therefore by Optionor forthwith upon Optionor’s conveying back to Gustafson good title to the Property without any liens, charges or encumbrances save Permitted Encumbrances and existing reclamation obligations.  For greater certainty, the recording of an assignment of the Mining Lease in the name of Optionor shall not delay the release of funds to Gustafson so long as Gustafson is taking all reasonable steps to process such an assignment.  Davis & Company shall not release $40,000 of the $65,000 being held by it until Optionor shall have received the required written acknowledgement from the Ministry of Energy and Mines under sub-paragraph (b) above.

2.5	Gustafson’s Cooperation

Gustafson covenants and agrees that:

(a)
it shall use its best efforts to cooperate with Optionor to obtain all licenses, permits, or other  consents, which, in the reasonable opinion of Optionor, are required or desirable to carry out commercial mining operations on the Property and shall assign to Optionor any which exist in the name of Gustafson and are assignable.

(b)
it shall provide Optionor with full and complete access to, and copies of originals of all drilling records, production records, title opinions, reserve reports, and geological, geochemical and geophysical surveys pertaining to the Property and in the possession or control of Gustafson and which Gustafson is not legally restricted from disclosing.

2.6	Optionor’s Rights

(a)	Optionor shall hold title to the Property subject to the rights and interests of the parties under the terms of this Agreement.

(b)
Notwithstanding Gustafson’s rights to a Royalty under this Agreement, Optionor shall have the right in its sole discretion to determine the manner in which to explore and develop the Property so long as all Mining Operations conducted by Optionor shall be in accordance with good exploration, development and mining practice, and in compliance with all applicable legislation PROVIDED THAT if Commercial Mining Operations on the Property have not commenced by that date which is 2 years from the date that Optionor has acquired the last permit necessary to carry out Commercial Mining Operations but in any event not later than the day of February, 2010, Optionor shall be deemed to have abandoned all of the Property and shall be obliged to transfer it to Gustafson in accordance with the provisions of paragraph 5.3(c).

(c)
Notwithstanding the provisions of subparagraph (a), all ores, metals and Minerals extracted or produced from the Property during the period until the Operational Date and all products resulting therefrom including concentrates, metallics, and bullion shall at all times be the sold and shipped as the joint property of Gustafson and Optionor other than that recovered from not more than two test shipments of not more than 750 lbs. each.

3.           OPTIONOR’S OBLIGATIONS

3.1	Royalty

(a)	Optionor shall pay to Gustafson as an ongoing Royalty the greater of $25,000 per calendar year or:

(i)	3.5% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was 0.5 ounces of gold per ton or less;

(ii)	4.0% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was greater than 0.5 ounces of gold per ton but less than 1.0 ounces of gold per ton;

(iii)	5.0% of the Net Smelter Returns received in the calendar quarter if the Average Grade in the calendar quarter was equal to or greater than 1.0 ounces of gold per ton.

The Royalty provided in these subparagraphs (i), (ii), and (iii) shall commence in the calendar quarter next following the Operational Date and shall be paid to the Optionor quarterly in arrears on the 1st day of the following calendar quarter thereafter until the time provided in subparagraph © provided that Optionor shall pay to Gustafson by way of an advance on Royalties the sum of $25,000 in advance at the beginning of each year after the date of this Agreement until Optionor abandons all of the Property in accordance with paragraph 5.3(b).  Any Royalties not paid within 15 days following the end of a quarter shall bear interest at an annual rate equivalent to the Prime Rate charged by Optionor’s Bank in the preceding month plus 5% from the date the Royalty payment was due until it is paid.

(b)
Optionor shall pay to Gustafson as a Royalty on any ores, metals and Minerals sold directly by Optionor to the jewellery retail market, a Royalty of 30% of the gross receipts from such sales but nothing in this paragraph shall apply to any sales to smelters, processors, refineries, testing laboratories or similar commercial buyers or operations.

(c)	The Royalties provided for in this Agreement shall continue until Optionor abandons all of the Property in accordance with subparagraphs 5.3(b)

(d)
Optionor shall maintain and keep on the Property, proper and sufficient records of all ores, metals and Minerals processed, sold, assayed or removed from the Property including, but not limited to, Net Smelter Returns, and shall permit Gustafson, or its authorized representative, reasonable access to such records.  At any time during the 30 days following the anniversary of the Operational Date, Gustafson may notify Optionor that it requires the records of the 12 months ending on such anniversary date to be audited.  The audit shall be at Optionor’s expense provided that if the Royalties paid to Gustafson in such 12 month period are confirmed by the audit to have been neither overstated nor understated by more than 3%, then Gustafson shall pay the cost of the audit.  In the event that the audit confirms an understatement of Royalties paid, Optionor shall immediately pay the amount of the understatement to Gustafson plus interest thereon as calculated in accordance with paragraph 3.1(a).  In the event that an overstatement is confirmed, Optionor may deduct the amount of the overstatement from the next quarterly Royalty payment.

(e)
The sum of $25,000 paid to Gustafson under paragraph 2.4 hereof and all advance royalties paid under paragraph 3.1(a) shall be credited against and deducted from any additional Royalties payable, under paragraph 3.1(a).  If no Royalties are payable as a result of commercial mining operation on the Property, Gustafson shall not be liable to repay to Optionor any amounts received by them as advance Royalties.

3.2	Samples and Daily Assays

Commencing with the Operational Date, Optionor shall take hourly samples of the head feed into the plant and shall perform a Daily Assay of the samples taken over the preceding day.

3.3	Maintenance of Property

Optionor agrees that during the period while this Agreement is in effect, Optionor shall carry out sufficient assessment work to maintain the Property in good standing provided that it shall not be liable to do any assessments or pay any taxes or other charges levied or assessed against the Property in respect of any period prior to the date of this Agreement except that Optionor shall accept an assignment of the security amount of $40,000 held by the Ministry of Energy and Mines for reclamation work on the Property and shall perform all outstanding reclamation work that may be necessary as a result of a failure on the part of third parties to perform reclamation work on the Property in order to make the Property accessible for Mining Operations.

3.4	Abandonment

Optionor may at any time, during the term of this Agreement, abandon any one or more of the claims which comprise the Property provided Optionor shall first give Gustafson notice in writing of any proposed abandonment and shall transfer to Gustafson at Optionor’s cost all right, title and interest in and to such abandoned claims free and clear of all liens, charges and encumbrances and with sufficient assessment work recorded or lease payments made to ensure the abandoned Property is in good standing for not less than one year after the date of transfer.  Optionor shall also carry out at its own expense all reclamation work required to clean up the abandoned Property from Optionor’s operations thereon and the work required under paragraph 3.3 hereof.

3.5	Indemnity and Liens

Gustafson shall indemnify and save Optionor harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to commercial or other mining operations conducted prior to the execution of this Agreement except for those matters assumed by Optionor on accepting the $40,000 reclamation security referred to in paragraph 3.3 and Optionor shall indemnify and save Gustafson harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to Mining Operations conducted after the date of this Agreement; provided, that Gustafson shall not be indemnified for any loss, liability, claim, demand, damage, expense, injury or death resulting from the gross negligence of willful misconduct of Gustafson or its employees, agents or contractors.  Optionor agrees to pay when due all valid accounts for wages, supplies, workers’ compensation, assessments and taxes incurred by it in connection with the Property and will promptly cause to be discharged or contested any lien that may arise on the Property during the course of its occupation thereon and to comply with all environmental and reclamation laws applicable to the Property.

3.6	Access to Mining Operations and Information

Optionor shall submit to Gustafson within 10 days after the end of each calendar quarter quarterly reports of ore produced, treated, shipped or sold from the Property and such reports may be in the form prepared by Optionor in the ordinary course of its business.  Gustafson may, at its own risk and expense and at reasonable times agreed to by Optionor, enter on the Property and examine the Mining Operations; provided that Gustafson will not, in the option of Optionor reasonably exercised, interfere with such Mining Operations.

3.7	Area of Interest

No party shall be under any obligation to stake or otherwise acquire any mineral claims or other mining properties adjoining or in the vicinity of the Property, except for the purpose of protecting any anomalies discovered on the Property, but any right, title and interest in any other mineral claims or other mining property staked by Optionor during the term of this Agreement in the area that is located within 5 miles of the outer boundary of the original mineral claims and lease comprising the Property shall be so staked for the benefit of both parties and shall become part of the Property hereunder forthwith upon such staking and shall be subject to all of the terms and conditions of this Agreement.  Optionor shall have the first right of refusal to acquire from Gustafson and its principal, Elaine Gustafson, all right, title and interest in any other mineral claims staked by her during the term of this Agreement in the area that is located within 5 miles of the outer boundary of the original mineral claims and lease comprising the Property.  Optionor may acquire any such claim for the sum of $10.00 per claim plus the cost of staking and filing each claim and any claim so acquired by shall be deemed to have become part of the Property and subject to the Royalty and other provisions of this Agreement forthwith upon such acquisition by Optionor, provided that the minimum Royalty payable pursuant to paragraph 3.1 shall not be increased by the addition of any claims within the Area of Interest defined herein.

4.           DEFAULT BY OPTIONOR

(a)	If,

(i)
Optionor fails to perform any obligation required of Optionor under this Agreement (other than payments to Gustafson or any obligations pursuant to paragraph 3.7 hereof), and such failure continues for 30 days following delivery of a notice from Gustafson demanding that Optionor remedy such failure; or

(ii)	Optionor defaults in the payment of any Royalty reserved by this Agreement and such default continues for a period of 15 days or more

Optionor will, upon the request of Gustafson, execute and deliver to Davis & Company, a conveyance in favour of Gustafson in registerable form transferring all Optionor’s right, title and interest in the Property free and clear of all liens, charges and encumbrances provided that such conveyance shall not be registered and shall be held in trust by Davis & Company for 30 days during which time Optionor may obtain the return of the conveyance by curing the default or paying the Royalty arrears plus interest as set out in paragraph 3.1 as the case may be.

(b)
In the event that Optionor fails to remedy the default during the 30 day period referred to in subparagraph (a), Optionor shall be deemed to have abandoned all of the Property pursuant to paragraph 5.3(b) and its obligations shall cease in accordance therewith and the provisions of paragraph 5.5 shall apply.

(c)
Notwithstanding anything in this Agreement to the contrary, the obligation to deliver a conveyance shall not arise under subparagraph (a)(i) hereof so long as Optionor is proceeding diligently and continuously to remedy the failure and it shall not arise under subparagraph (a)(ii) in the event of royalty arrears arising as a result of an audit under paragraph 3.1 unless and until 30 days have elapsed from the issuance of the audit confirming the underpayment of Royalty by Optionor.

5.           GENERAL

5.1	Assignment of Interest

During the term of this Agreement neither Gustafson nor Optionor shall sell, transfer nor assign this Agreement or their right or beneficial interest in the Property without the consent of the other party, which shall not be unreasonable withheld EXCEPT THAT either party shall be permitted to assign this Agreement to an Affiliate provided that the obligations of the assigning party under this Agreement shall continue after the assignment jointly and severally with assignee.  Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other party, to be bound by this Agreement.

5.2	Further Assurances

The parties shall, without further consideration, from time to time execute and deliver further instruments and assurances as may be reasonably required for registering or recording changes in ownership interests in the Property.

5.3	Limitation of Obligations of Optionor

(a)
Nothing contained in this Agreement, nor any payment made, expenditure incurred or Mining Operations conducted by Optionor on or in connection with the Property or part of it, nor the doing of any act or thing by Optionor under the terms of this Agreement shall obligate Optionor to do anything else under this Agreement other than to make payment  and incur expenditures or to reconvey title to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement;

(b)	Optionor may at any time abandon all or part of the Property;

(c)
In the event that Optionor abandons any or all of the Property pursuant to paragraph 5.3(b), Optionor shall execute and deliver a conveyance to and in favour of Gustafson in registerable form transferring all Optionor’s right, title and interest in the Property or part thereof that is abandoned free and clear of all liens, charges, encumbrances and the liabilities and obligations of Optionor shall cease with respect to the Property except for those incurred prior to the date of the conveyance and any environmental or reclamation obligations that are then outstanding; and

(d)
In the event Optionor abandons part of the Property pursuant to paragraph 5.3(b), the liabilities and obligations of Optionor shall cease with respect to the part of the Property so abandoned except for those incurred prior to the date of abandonment and as a result of the abandonment.

5.4	Equipment

In the event that Optionor abandons all of the Property, all buildings, plant, equipment, machinery, tools, appliances and supplies which Optionor may have brought on the Property, during the term of this Agreement, may be removed by Optionor at its own expense at any time not later than eight months after such abandonment and any buildings, plant, equipment, machinery, tools, appliances and supplies not so removed will become the property of Gustafson absolutely unless Gustafson gives notice to Optionor to remove any such item, following which Optionor shall promptly remove such specified items at its own expense.

5.5	Information

If Optionor abandons all of the Property, Optionor shall on request provide Gustafson with a copy of all non interpretative reports, maps, plans, drill logs and surveys of all work pertaining to the Property provided that Optionor does not warrant the accuracy of those reports, maps plans, drill logs and surveys and shall not be liable for any inaccuracies contained in them.

5.6	Time

Time shall be of the essence of this Agreement and of every part of it and no extension or variation of this Agreement shall operate as a waiver of this provision.  Optionor covenants and agrees that it shall not for any reason apply for relief from forfeiture in respect of its obligation to transfer the Property back to Gustafson under the terms of this Agreement.

5.7	Confidentiality of Information

There shall be no public release by Gustafson of any information concerning Mining Operations on the Property without the prior written consent of Optionor unless the information is required by a lawful authority or other regulatory body having jurisdiction, in which case Optionor shall have the right to approve the information to be disclosed, such approval not to be unreasonably withheld.  Optionor shall notify Gustafson prior to any public release of material information concerning Mining Operations on the Property.

5.8	Entire Agreement

This Agreement:

(a)	sets forth the entire agreement between the parties and any persons who has in the past or who are now representing either of the parties;

(b)	supercedes all prior understandings and communications between the parties or any of them, oral or written;

(c)	constitutes the entire agreement between the parties.

Each party acknowledges that this Agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in the Agreement.  No amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this Agreement shall be effective unless it is in writing and executed by each of the parties.

5.9	Notices

All communications which may be or are required to be given by either part to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, telefaxed or sent by prepaid courier to the parties, at their following respective addresses and telefax numbers:

Gustafson Holdings Ltd.
1125 Keith Road
Qualicum Beach, British Columbia V9K 2L7
Fax: (250) 757 8867

AMT Industries Canada, Inc.
Rt. 1 – Box 1092
Fairfield, Idaho 83327
Fax: (208) 764 2663

And if any payment or communication is sent by courier, it shall be conclusively deemed to have been received on the third business day following the sending of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission.  Either party may from time to time change its address by notice to the other in accordance with this paragraph.

5.10	Payments to Gustafson

All payments required to be made to Gustafson by Optionor hereunder (other than that required under paragraph 2.4 hereof) shall be made by Optionor directly into the bank account of Gustafson at such bank as Gustafson may advise Optionor in writing from time to time.

5.11	Benefits of Successors

This Agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

5.12	Execution

This Agreement may be executed in counterparts or by telefax and all such counterparts shall constitute a single original and any telefax of this Agreement may be relied upon as an original provided that it contains the original signature of one of the parties.

IN WITNESS WHEREOF the parties have signed and sealed this Agreement.

SIGNED, SEALED AND DELIVERED

GUSTOFSON HOLDINGS LTD.                                                                                     ADVANCED MINERAL
TECHNOLOGY CORPORATION

Per:                                                                Per:

Elaine Gustafson                                                                           H.P. Cash

Schedule “A”

TILLICUM PROPERTY

Mining Lease

Mining Lease No. 320414

Mineral Claims

Name                                                           Tenure Number
Age 1                                                                255769
Age 2                                                                255770
Age 3                                                                255771
Age 4                                                                255772
Near 1                                                                255657
Near 2                                                                255658
Near 3                                                                255659
Near 4                                                                255660
Near 5                                                                255661
Near 6                                                                255662
Near 7                                                                255663
Esto #1                                                                255978
Mid #1                                                                256475
Juanita                                                                255793
Sandy Too 1                                                                255654
Sandy Too 2                                                                255655
Sandy Too 3                                                                255656
Molly                                                                255833
Derry #8 Pr                                                                256296
Halifax                                                                248167
Til #1                                                                255765
Til #2                                                                255766
Til #3                                                                255767
Little Joe/Molly Pr                                                                255532
Black Bear                                                                255531
Golden Hope                                                                255530

Crown-Granted Undersurface Rights

Undersurface Rights No. T5499(See KN 15094).  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2206 known as “Black Fox” MC KD for District Lot 2006 Kootenay District

Undersurface Rights No. T5497.  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2207 known as “Black Fox Fractor” MC KD Transferred to KN15093 for District Lot 2007 Kootenay District

Undersurface Rights T5498 (See XK 5671 and XK 14555).  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2204 known as “Gray Wolf” MC KD for District Lot 2009 Kootenay District

Undersurface Rights T5495 (See XK14532 and KN 15095).  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2205 known as “Red fox”  MC KD for District Lot 2205 Kootenay District

Undersurface Rights T5498 (See XK 5671 and XK 14535).  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2204 known as “Gray Wolf” MC KD for District Lot 2204 Kootenay District

Undersurface Rights T5496 (See XK 14553 and KX 15095).  All Minerals Precious & Base (Save Coal & Petroleum) in or under Lot 2582 known as “Black Bear Fraction” MC KD for District Lot 2582 Kootenay District.

Schedule “B”

Permitted Encumbrances

All representation, limitations, provisos and conditions, if any, expressed in any original grants from the Crown of the Crown-granted mineral claims.

Schedule “C”

Nil